PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Steven J. Craig
Sr. Vice President
(214) 210-2675

REMINGTON OIL AND GAS CORPORATION APPOINTS
NEW SENIOR VICE PRESIDENT/FINANCE

Dallas, TX, July 8, 2004 — Remington Oil and Gas Corporation (NYSE: REM) announced the appointment of Frank T. Smith, Jr. as Senior Vice President/Finance of the Corporation. Mr. Smith will function as the Company’s Principal Financial Officer for reporting purposes beginning with the second quarter 2004 reporting period.

Mr. Smith was most recently Executive Vice President and Manager of Energy Lending for Bank of Texas. Previously, he held positions in energy lending and finance with First National Bank of Boston, Texas Commerce Bank, Continental Illinois National Bank & Trust Company, and Bank of California. He holds BS and M.Ed. degrees from the University of Delaware and an MBA in Corporate Finance and Banking from the Wharton School, University of Pennsylvania. Mr. Smith replaces Burke Asher, who remains with the Company as Corporate Secretary until his retirement.

James A. Watt, Chairman and Chief Executive Officer stated, “We are very pleased to have Frank join our team. His energy banking and finance experience will enhance our efforts at maximizing shareholder value through our exploration and production activities.”

Remington Oil and Gas Corporation is an independent oil and gas exploration and production company headquartered in Dallas, Texas, with operations concentrating in the onshore and offshore regions of the Gulf Coast.

Statements concerning future revenues and expenses, production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of prospects or wells are forward-looking statements. Prospect size and reserve levels are often referred to as “potential” or “un-risked” reserves and are based on the Company’s internal estimates from the volumetric calculations or analogous production. Other forward-looking statements are based on assumptions concerning commodity prices, drilling results, recovery factors for wells, production rates, and operating, administrative and interest costs that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business, mechanical, political, environmental, and geologic risks. There is no assurance that these goals, projections, costs, expenses, reserve levels, and production volumes can or will be met. Further information is available in the Company’s filings with the Securities and Exchange Commission, which are herein incorporated by this reference. Information in this document should be reviewed in combination with the Company’s filings with the Securities and Exchange Commission and information available on the Company’s website at www.remoil.net.

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